Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-279092, No. 333-279389, No. 333-280887, No. 333-283880, No. 333-284060) and Form S-8 (No. 333-193453, No. 333-196763, No. 333-207108, No. 333-213133, No. 333-219238, No. 333-227699, No. 333-233352, No. 333-237137, No. 333-249466, No. 333-260120, and No. 333-267723) of Scorpius Holding, Inc. (the Company) of our report dated April 25, 2025, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Raleigh, North Carolina

April 30, 2025